Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Laura J. Wakeley
Office: 717-291-2616

Fulton Financial Corporation announces changes within senior management team

(May 3, 2016) – Lancaster, PA – E. Philip Wenger, chairman, president and CEO of Fulton Financial Corporation (Nasdaq: FULT), today announced that Philmer H. Rohrbaugh has been named to the newly created position of senior executive vice president/chief operating officer and that Beth Ann L. Chivinski has been promoted to senior executive vice president/chief risk officer.

“We are creating the position of chief operating officer to bring added focus to a number of priority areas that are critical in helping us achieve our strategic objectives,” said Wenger. “As Phil Rohrbaugh fills that role, we are also confident that Betsy Chivinski will lead our company in the important work we have been doing in our Risk Management and Compliance areas including, most importantly, overseeing the effort to achieve full compliance under the BSA/AML regulatory enforcement orders that are currently in place.”

Rohrbaugh, of Wrightsville, PA, currently serves as senior executive vice president/chief risk officer, a position he has held since he joined the company in 2012. He is currently a member of the Corporation’s senior management team. In his new role, Rohrbaugh will retain oversight responsibility for the Information Technology, Knowledge Management and Legal functions, and he will assume oversight responsibility for the Operations and Strategic Initiatives functions.

Chivinski, of Lewisberry, PA, joined Fulton Financial in 1994 as Vice President/Controller. She is currently Senior Executive Vice President/Chief Audit Executive, a position she has held since 2014, and she has headed the company’s Internal Audit function since 2013. In her new role, Chivinski will become a member of the Corporation’s senior management team and will assume oversight responsibility for Compliance, Risk Management and Loan Review functions.

These role changes are effective June 1, 2016.

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